UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       HAYDE,      WILLIAM    C.
       76 CLIFF ROAD
      BELLE TERRE,   NY 11777
     USA
2. Issuer Name and Ticker or Trading Symbol
       W3 GROUP, INC.
       WWWG and WWWGP
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     DECEMBER 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

______________________________________________________________________________
_____________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                          |
______________________________________________________________________________
_____________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir
|7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial
Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|
      |
______________________________________________________________________________
_____________________________________________________|
    COMMON STOCK           |N/A   |N/A | |NONE              |   |N/A        |300,000            |D     |N/A
                     |
                           |      |    | |                  |   |           |                   |      |                           |
-
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    COMMON STOCK           |N/A   |N/A | |NONE              |   |N/A        |    100            |I (a) |By
Paris Group             |
                           |      |    | |                  |   |           |                   |      |                          |
______________________________________________________________________________
_____________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                     |
______________________________________________________________________________
_____________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount
|8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of
Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive
|ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities
|(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |
|
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|
  |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
______________________________________________________________________________
_____________________________________________________|
 WARRANT TO PURCHASE  |$6.00/  |N/A  |N/A | |N/A        |N/A|9/30/|10/01| C          |35,352
|N/A    |35,352      |I (| BY TOSCONA |
 COMMON STOCK         |SHARE   |     |    | |           |   |99   |/99  |            |       |       |            |b) |
  |
-
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 SERIES B CONVERTIBLE |1 SHARE |N/A  |N/A | |N/A        |N/A|10/15|10/14| P          |60,000
|N/A    |60,000      |I (| BY TOSCONA
 PREFERRED STOCK      |PREFERRE|     |    | |           |   |/98  |/02  |            |       |       |            |b) |
       |
                      |D CONVER|     |    | |           |   |     |     |            |       |       |            |   |            |
                      |TS TO .5|     |    | |           |   |     |     |            |       |       |            |   |            |
                      |SHARES O|     |    | |           |   |     |     |            |       |       |            |   |            |
                      |F COMMON|     |    | |           |   |     |     |            |       |       |            |   |            |
                      |STOCK   |     |    | |           |   |     |     |            |       |       |            |   |            |
______________________________________________________________________________
_____________________________________________________|

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
  /s/ WILLIAM C. HAYDE
DATE
   February 13, 2001